Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Flowco Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and (h)	6,000,000(2)	$29.00(3)	$174,000,000	$0.00015310	$26,639.40

	Total Offering Amounts					$174,000,000		$26,639.40

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$26,639.40

(1)

The Form S-8 registration statement to which this Exhibit 107.1 is attached (the “Registration Statement”) registers 6,000,000 shares of Class A common stock, par value $0.0001 per share (the “Stock”), of Flowco Holdings Inc., a Delaware corporation, that may be delivered with respect to awards under the Flowco Holdings Inc. 2025 Equity and Incentive Plan (the “Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall be deemed to cover an indeterminate number of additional shares of Stock that may become issuable pursuant to the adjustment or anti-dilution provisions of the Plan.

(3)

The proposed maximum offering price per share and maximum aggregate offering price for the shares of Stock covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based upon the average high and low prices of a share of Stock, as reported on the New York Stock Exchange on January 16, 2025, which was $29.00.